UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/30/2013

CDI Corp.

(Exact name of registrant as specified in its charter)

Commission File Number:  001-05519

Pennsylvania	23-2394430
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1717 Arch Street, 35th Floor

Philadelphia, PA 19103-2768

(Address of principal executive offices, including zip code)

(215) 569-2200

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities

On December 30, 2013, CDI Corp. (the “Company”) announced that it will undertake a corporate realignment in the first quarter of 2014 (the “Realignment”) to organize its business efforts more clearly into engineering and staffing services, which is expected to improve operational effectiveness and further optimize the Company's cost structure. The Realignment will result in the elimination of approximately 65 to 75 positions and the consolidation of facilities. The Company expects to incur a restructuring charge of approximately $5 to $6 million during the fourth quarter of 2013 (approximately $4 to $5 million related to employee severance and approximately $1 million related to facility consolidations), and expects to incur restructing charges of approximately $2 to $3 million in 2014 related to facility consolidations. Nearly all of the restructuring charges will result in future cash expenditures. The Realignment is expected to be completed in 2014.

A copy of the press release announcing the Realignment is attached hereto as Exhibit 99.

To the extent required by applicable rules, the Company will amend this Current Report on Form 8-K, as details of the Realignment are refined and estimates of the related costs and charges are finalized.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

In connection with the Realignment, Philip L. Clark, the Company's Executive Vice President of Global Business Development and Operations, will leave the Company as of March 31, 2014.

Item 9.01. Financial Statements and Exhibits

Exhibit Number	Description

99	News Release issued by CDI Corp. on December 30, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CDI Corp.

Date: December 30, 2013	By:	/s/ Brian D. Short
Brian D. Short
Senior Vice President, Chief Administrative Office and General Counsel